Exhibit 99.1

Aptiv Provides COVID-19-Related Business Update

DUBLIN, March 23, 2020 – Aptiv PLC (NYSE: APTV), a global technology company focused on making mobility safer, greener, and more connected, today announced a series of actions to further enhance the company’s financial flexibility in response to the unprecedented uncertainty related to the impact the novel coronavirus (COVID-19) pandemic is having on the global automotive industry and economies around the world.

Aptiv’s financial position is very strong. However, given the increasing levels of uncertainty, the company believes it is prudent to further enhance its financial flexibility and liquidity by drawing down all remaining amounts, approximately $1.4 billion, on its Revolving Credit Facility. With the additional funds, the company will have cash on hand of approximately $1.7 billion and $2.0 billion outstanding under the existing revolver facility. To further increase capital preservation during the pandemic, Aptiv’s Board of Directors also voted to suspend the company’s dividend of approximately $225 million annually.

The company has taken decisive actions to manage costs, capital spending, and working capital to further strengthen liquidity, including the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules.

“The long-term health and well-being of our employees and their families, our customers, and the broader communities where we operate is our primary concern, and we have implemented robust measures in each of our facilities to keep our employees safe,” said Kevin Clark, President and CEO, Aptiv. “We are also taking meaningful actions in partnership with our key stakeholders in every region to preserve our financial strength and successfully navigate the uncertainty ahead.”

“We entered these unprecedented times with an incredibly strong balance sheet, robust business model, and strategically positioned product portfolio. We have the right strategy, the right portfolio, and most importantly, the right people to enable a safer, greener, and more connected future of mobility. I remain very confident in Aptiv’s long-term success,” added Clark.

As the company previously commented, the current environment is highly uncertain. The impacts of COVID-19 are increasingly reducing visibility into when customers’ plants will be fully operational, as well as creating the potential for lower consumer demand and additional supply chain interruptions, which could adversely impact vehicle production. As a result, the company has determined to withdraw guidance at this time. Aptiv will provide a business update on its first quarter earnings call next month.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling the future of mobility. Visit aptiv.com.

Forward-Looking Statements
This press release, as well as other statements made by Aptiv PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance, including the impact of the current COVID-19 pandemic on the Company’s future operations and balance sheet. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from the expectations set forth in this press release, in particular due to the uncertainties posed by the pandemic and the difficulty in predicting its future course and its impact on the global economy. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

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Media Contact
Sarah McKinney
sarah.mckinney@aptiv.com
+1.617.603.7946

Investor Contact
Elena Rosman
elena.rosman@aptiv.com
+1.917.994.3934